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FOR IMMEDIATE RELEASE            CONTACT:  Day Runner, Inc.
                                           Judy Tucker
                                           Vice President, Business Development
                                           714/680-3500, ext. 3171

                                           Jenifer Kirtland
                                           Director, Investor Relations
                                           714/680-3500, ext. 3697


DAY RUNNER-Registered Trademark- ANNOUNCES ADDITIONAL PURCHASES OF FILOFAX STOCK

     IRVINE, CA., October 2, 1998. Day Runner, Inc. (Nasdaq/DAYR), today reported that it has purchased an additional 2,190,000 shares of Filofax stock on the open market. Including these purchases, Day Runner now owns or has obtained irrevocable commitments from Filofax stockholders to accept its recommended cash tender offer for a total of 37.23% of Filofax's outstanding shares.


     This 37.23% total includes: shares owned by Day Runner (3,590,000, or 14.89% of Filofax's outstanding shares); shares for which Day Runner has irrevocable commitments that may not be withdrawn in the event of a higher offer (4,312,892, or 17.89% of Filofax's outstanding shares); and shares for which Day Runner has irrevocable commitments given by the trustees of certain trusts related to a director of Filofax that would lapse seven days after the announcement of a higher offer unless Day Runner were to meet that offer within that seven days (1,070,192, or 4.45% of Filofax's outstanding shares).



     Day Runner is the leading developer, manufacturer and marketer of paper-based organizers for the U.S. retail market. The Company also develops, manufactures and markets a number of related organizing products, including telephone/address books, appointment books, executive accessories, products for children and students, organizing and other wall boards, flexible, laminated wall planners, and the Home Manager on-the-refrigerator organizer. Day Runner's products are carried by more than 20,000 retail stores across the U.S. and are available in a number of countries in North America, Europe and the Asia-Pacific region.


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Day Runner is a registered trademark of Day Runner, Inc.